Exhibit 99.1
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Contact: Robert J. Adamson
         Chairman and Chief Executive Officer
         (561) 322-1303


                        MEDICAL STAFFING NETWORK HOLDINGS
                 TO DISCUSS THIRD QUARTER EARNINGS ON NOVEMBER 3


Boca Raton, Fla. (October 31, 2005) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services, today announced that it will report its earnings for the third quarter ended September 25, 2005, after the market closes on Thursday, November 3, 2005. The Company's management will host a conference call and webcast to discuss the earnings release at 1:00 p.m. Eastern time on Friday, November 4, 2005.

The Company also announced that its headquarters and other operations located in South Florida did not suffer damage as a result of Hurricane Wilma. A one-week loss of power in the area has not resulted in any significant interruptions in the operations of the Company's business.

To listen to the call, participants should dial 1-888-424-1091 approximately ten minutes prior to the start time of the call. A telephonic replay of the call may be accessed by dialing 1-800-633-8284 and entering access code 21267947. A replay will be available from 3:00 p.m. Eastern time until midnight on Friday, November 4, 2005. The conference call will also be available through the Company's website at www.msnhealth.com or at www.earnings.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.